Exhibit 1

[Note: Discount Bank Investment Corporation Ltd., referred to in this Exhibit, is the former name of Discount Investment Corporation Ltd. ]

Translation from Hebrew

VOTING AGREEMENT

made and entered into on the 1st day of December 1980

between

CLAL INDUSTRIES LTD., 5 Druyanov Street, Tel Aviv (hereinafter “Clal”)

of the one part

and

PEC ISRAEL ECONOMIC CORPORATION by its representative, Discount Bank Investment Corporation Ltd., and DISCOUNT BANK INVESTMENT CORPORATION LTD., both of 16 Beit Hashoeva Lane, Tel Aviv (hereinafter “Discount”)

of the second part

WHEREAS                                 the parties own the following securities of Scitex Corporation Ltd. (hereinafter “Scitex”):

•  Discount Bank Investment Corporation Ltd., 273,285 Ordinary Shares of IS 3.60 each;

•  PEC Israel Economic Corporation, 253,396 Ordinary Shares of IS 3.60 each;

•  Clal Industries Ltd., 541,813 Ordinary Shares of IS 3.60 each; and

WHEREAS                                 the parties share a common interest in Scitex and in the promotion and development of its enterprise, and they desire to contribute, together, to its growth and profitability and, to that end, they wish to pool their influence in Scitex and to co-operate on important matters of Scitex, including the voting in concert at meetings of Scitex and the appointment, in equal number, of directors representing each party, all as set forth below; and

WHEREAS                                 in view of the spread of Scitex shares held by the public, the parties hereto are principal shareholders of Scitex, who together control 53.9% of its voting power, and who therefore possess significant influence in Scitex, and

WHEREAS                                 the parties wish to reflect such significant influence by, inter alia, including Scitex’s profits in their respective financial statements according to the equity method; and

WHEREAS                                 each of the parties has substantial influence in Scitex and, in view of the parties’ approximate equal holding in Scitex, they have agreed to co-operate as set forth in this Agreement;

Now, therefore, it has been stipulated and agreed between the parties as follows:

1.                       The preamble to this Agreement forms an integral part hereof.

2.                       The parties will use their voting power in Scitex to appoint directors in an equal number on behalf of each of them, and should a substantial change in the percentage holding of any of the parties occur, the respective number of directors will be determined by negotiation with a view to reflect appropriately the respective holding of each party.

3.                       The parties will use their voting power in Scitex to appoint their representatives on any committee which exists and/or will be constituted and/or elected in Scitex. The composition of such representatives and their allocation among the different committees will be determined by agreement between the parties.

4.                       The parties will coordinate in advance their vote on proposed ordinary resolutions at ordinary general meetings of Scitex, and will vote in concert their shares on matters requiring an ordinary resolution, including the distribution of profits.

5.                       Should there arise any difference of opinions on matters to be voted on, or on the interpretation of this Agreement, each party will be entitled to demand that such difference be resolved by arbitration before a sole arbitrator to be appointed by agreement. Should the parties not come to an agreement as to who will be the arbitrator, such arbitrator will be appointed by the Chairman of the Israel Bar. The parties hereby undertake to vote according to such arbitrator’s decision.

6.                    (a)                             The parties undertake not to sell their shares to any third party, except for insignificant sales through any exchange permissible under law, unless the shares are offered to the other party on the same terms being offered to such third party.

                             (b)                            Notwithstanding the provisions of paragraph (a) above, the parties may transfer their shares to another company which is wholely controlled by them, provided that such other company undertakes, concurrently with the transfer of shares, to be bound by this Agreement, and that the transferor guarantees such undertaking.

7.                       The term of this Agreement is ten years subject to renewal for additional periods of ten years, until one party shall have notified the other, at least six months prior to the end of any such period, of its intent not to renew.

In witness whereof the parties have signed this Agreement.

(Signed)	(Signed)	(Signed)
Clal Industries, Ltd.	PEC Israel Economic Corporation	Discount Bank Investment Corporation Ltd.